Exhibit 10.8
Contract for Professional Services between Minera Metalin S.A. of C.V. from now on designated in this document as the Company, and Lics. Armando Lopez and Maria Antonieta Garza, from now on designated in this document as the solicitors, for their representation of the Company in litigation interposed against them by Sociedad Cooperativa de Explotación Minera Mineros Norteños S.C.L. entered into the 15 of October of 2008, under the following terms:
The solicitors commit themselves to the defense of the interest of the Company in the Law suit filed against the company in the Fourth Civil Court in Morelos District under file num. 1075/ 2008 until its final conclusion, including The Appeal process in any are filed. If there should arise a need for an Amparo filing the legal services will be negotiated separately.
The services provided will be under the joint responsibility of Lic. Maria Antonieta Garza and the office of the Lic. Armando Lopez and his legal office, from where one or several litigators will be designated to handle filings and litigation.
The fees herein agreed to do not include payment of expenses necessary and undertaken during representation, notary fees or expenses such as copies, telephone, or travel etc.
The fees agreed to hereunder are the amount of $250,000 Dlls, (Two hundred fifty thousand dollars American currency) for completion of the proceedings as stated in paragraph and will be paid in the following manner:

50% upon the presentation and filing of the response to the lawsuit. (Oct. 25, 2008)
50% upon conclusion of the court proceedings be it after resolution by the Court or after the results of any appeal to same undertaken by any or both parties to the lawsuit.
All expenses will be reported monthly and will have to be reimbursed within fifteen days of being presented to the company.
In the event the Court in its judgment of the case charges the plaintiff Mineros Norteños to pay all fees and costs of litigation and this becomes effective, that is to say, is viable to execute against Mineros Norteños, all fees and costs will become reimbursable to the company.

Minera Metalin S.A. of C.V.	Lic Ma Antonieta Garza

Roger Kolvoord
Legal representative	Lic Armando Lopez